EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                      THREE             NINE
                                                                                                     MONTHS           MONTHS
                                                                                                      ENDED            ENDED
                                                                                               SEPTEMBER 30     SEPTEMBER 30
(DOLLARS IN MILLIONS)                                                                                  1996             1996
EARNINGS
 1.    Net income                                                                                    $137.5           $568.4
 2.    Applicable income taxes                                                                         78.2            355.0
 3.    Net income before taxes (1 + 2)                                                               $215.7           $923.4
 4.    Fixed charges:
       a.    Interest expense excluding interest on deposits                                         $111.5           $332.0
       b.    Portion of rents representative of interest and amortization of debt
             expense                                                                                    6.1             21.0
       c.    Fixed charges excluding interest on deposits (4a + 4b)                                   117.6            353.0
       d.    Interest on deposits                                                                     169.2            507.1
       e.    Fixed charges including interest on deposits (4c + 4d)                                  $286.8           $860.1
 5.    Amortization of interest capitalized                                                             $--              $--
 6.    Earnings excluding interest on deposits (3 + 4c + 5)                                           333.3          1,276.4
 7.    Earnings including interest on deposits (3 + 4e + 5)                                           502.5          1,783.5
 8.    Fixed charges excluding interest on deposits (4c)                                              117.6            353.0
 9.    Fixed charges including interest on deposits (4e)                                              286.8            860.1

RATIO OF EARNINGS TO FIXED CHARGES
10.    Excluding interest on deposits (line 6/line 8)                                                  2.83             3.62
11.    Including interest on deposits (line 7/line 9)                                                  1.75             2.07

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